Exhibit (e)(3)

LETTER AGREEMENT

Russell Fund Distributors, Inc.

909 A Street

Tacoma, WA 98402

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Funds (“RIF”) and Russell Fund Distributors, Inc., dated January 1, 1999, RIF advises you that it is creating five new funds to be named the Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund and Equity Growth Strategy Fund (the “New Funds”). RIF desires Russell Fund Distributors, Inc. to serve as Distributor with respect to each New Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged each New Fund in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each New Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT FUNDS

By:
Mark E. Swanson
Treasurer

Accepted this ____ day of _______________ 2007

RUSSELL FUND DISTRIBUTORS, INC.

By:
Greg J. Stark
President